                                                Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-38334



                    PROSPECTUS SUPPLEMENT DATED JUNE 5, 2001

                      (TO PROSPECTUS DATED AUGUST 25, 2000)

                3,000,000 SHARES OF 6 3/4% CUMULATIVE CONVERTIBLE
              PREFERRED STOCK AND 7,050,000 SHARES OF COMMON STOCK
                 ISSUABLE ON CONVERSION OF THE 6 3/4% CUMULATIVE
                                PREFERRED STOCK


                           RHYTHMS NETCONNECTIONS INC.

                    -----------------------------------------


     You should read this Prospectus Supplement and the accompanying prospectus, as supplemented, carefully before you invest. Both documents contain information you should consider when making your investment decision.

     SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR SERIES F PREFERRED STOCK.

                              SELLING STOCKHOLDERS

     The following tables set forth updated information, as of June 5, 2001, regarding ownership of our Series F Preferred Stock, and the underlying common stock issuable upon conversion of the Series F Preferred Stock, by the selling shareholder listed below. The selling stockholder has not had a material relationship with Rhythms Netconnections Inc. within the past three years other than as a result of the ownership of our securities.

                            SERIES F PREFERRED STOCK

                                        Shares Owned Before      Shares Offered         Shares Owned
                                           the Offering             for Sale         after this Offering
                                        -------------------      --------------     --------------------
Credit Suisse First Boston Corporation        286,000                286,000                -0-

                                  COMMON STOCK

                                        Shares Owned Before      Shares Offered         Shares Owned
                                           the Offering             for Sale         after this Offering
                                        -------------------      --------------     --------------------
Credit Suisse First Boston Corporation        672,100                672,100                -0-

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

                                     GENERAL

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus, as supplemented. We have not authorized anyone else to provide you with different information. You should not assume that the information in this Prospectus Supplement is accurate as of any date other than the date on the front of these documents.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    -----------------------------------------

            The date of this Prospectus Supplement is June 5, 2001.


                                      S-2